Exhibit 10.2

July 28, 2006

Michael Linos

2395 Portrait Way

Tustin, California 92782

Dear Michael,

This letter is intended to amend the terms of your employment previously agreed to by you and VitalStream in the company’s offer letter to you dated August 1, 2003.

Your employment with the company will continue without interruption for a temporary term as described below in this letter, and all employment benefits, including but not limited to group insurance coverage and continued vesting of stock options will continue without interruption. However, effective as of July 20, 2006, your title and position shall be changed to Vice President, Strategic Sales of VitalStream, Inc. In this position, you will report to the Executive Vice President, Sales & Marketing, with a dotted line reporting to the President and Chief Operating Officer of the company. Your compensation will continue to be $175,000 annually ($7,291.66 per pay period). You will be eligible to receive a bonus at the end of the company’s fiscal year or such other time(s) that bonuses are being considered for company managers, in an amount and based on criteria determined in the discretion of company’s senior management and the Compensation Committee of the Board of Directors.

Your employment shall continue to be at will, subject to certain continuation of payments to you upon termination of employment described below, and will continue for a period of nine (9) months from July 20, 2006 (“Employment Term”), at which time it will be automatically terminated unless extended by mutual agreement of you and the company as evidenced by a further amendment signed by both parties. However, if you terminate your employment with the company without Cause, or if the company terminates your employment for Cause (as defined below), prior to expiration of the Employment Term, you will not be entitled to further compensation after the date of termination, except for any compensation that was previously accrued, due and owing to you and unpaid as of the date of termination.

In the event the company terminates your employment without Cause prior to expiration of the Employment Term, the company shall continue to make the twice-monthly payments to you in the amount of $7,291.66 for the remainder of the Employment Term.

For purposes of the foregoing, “Cause” shall mean the other party (you or the company, as the case may be) is in breach of any material term, condition or obligation applicable to your employment with the company, which breach, if capable of being cured, is not cured within ten (10) days after the non-breaching party gives the breaching party written notice of such breach. In addition, when used in connection with any termination of your employment for Cause by the company, the term “Cause” shall mean (a) your conviction of, or plea of nolo contendre, in any criminal action involving a felony, (b) your misappropriation of any material funds or property of the company, or (c) your willful misconduct in the performance of your duties as an employee of the company, none of which are capable of being cured.

In consideration of your agreement not to terminate your employment with the company as a result of the material change of title and duties set forth above, the unvested portion of the stock option granted to you on December 2, 2004, in the amount of 37,500 shares(post-split), will immediately vest such that all shares of such option grant are fully vested as of July 20, 2006 as if the acceleration provision had been triggered upon a termination without “Cause” pursuant to Section 2.5 of Exhibit A to that certain Incentive Stock Option Agreement entered into between you and VitalStream on December 2, 2004, which option grant provided for the option to purchase 75,000 shares (post-split) of common stock of VitalStream at $2.08 per share, which vest 1/3 at the end of the first 12 months after date of grant and thereafter vest at the rate of 1/12 the total number of shares at the end of each 3-month period until fully vested.

The amended terms of your employment set forth above shall become effective as of July 20, 2006, when these terms have been agreed to and accepted by you as evidenced by your signature below and return of the signed letter to the company’s COO or CLO. VitalStream represents and warrants that all corporate action on the part of VitalStream necessary for the authorization of this letter and the performance of all obligations of VitalStream hereunder has been duly taken.

Except as explicitly amended by this letter, the original letter agreement of August 1, 2003 shall continue in full force and effect in accordance with its terms. As amended by this letter, the original letter agreement of August 1, 2003 contains the entire agreement of the parties with respect to its subject matter and supersedes all previously existing agreements and all other oral, written or other communications, negotiations and representations between them concerning its subject matter. This letter agreement shall not be modified in any way except by a writing subscribed to by both parties.

Unless executed by both parties, the offer represented by this letter expires one (1) week from the date of this letter.

Sincerely, VITALSTREAM	Agreed & Accepted:

/s/ Philip N. Kaplan	/s/ Michael Linos
Philip N. Kaplan	Michael Linos
President & Chief Operating Officer